Exhibit 99.1

American Public Education Announces Addition to its Board of Directors

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--January 29, 2009--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – today announced the election of Timothy J. Landon to its Board of Directors.

Mr. Landon retired from the Tribune Company in February 2008, after having served in a variety of positions within the Tribune organization, including most recently as President of Tribune Interactive, Inc. from March 2004 until February 2008, where he was responsible for overall interactive and classified advertising strategy, technology and operations for the Tribune Company, including the company’s print and online classified businesses and the interactive operations of more than 50 news and information websites.

“We are pleased that Tim Landon has accepted a position on American Public Education’s Board. He brings with him a wealth of experience and expertise, particularly in interactive media, which will make him a great asset to the Board,” said Phillip A. Clough, APEI’s Chairman.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 41,000 part-time students who live and work in all 50 states and more than 100 countries; and offers 73 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

CONTACT:
American Public Education, Inc.
Chris Symanoskie
Director, Investor Relations
703-334-3880